UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 29, 2008

WORKSTREAM INC.

(Exact Name of Registrant as Specified in Charter)

CANADA	001-15503	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

495 MARCH ROAD, SUITE 300, OTTAWA, ONTARIO, CANADA K2K-3G1

(Address of Principal Executive Offices) (Zip Code)

(613) 270-0619

 (Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The registrant hereby incorporates by reference the disclosure made in Item 5.02 below.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 29, 2008, Deepak Gupta resigned as President and Chief Executive Officer of Workstream Inc.  (the "Company") and as a director of the Company. In connection with Mr. Gupta’s resignation as President and Chief Executive Officer, the Company and Mr. Gupta entered into separation and release agreements pursuant to which the Company agreed to pay Mr. Gupta $100,000 payable over a four month period. In addition, the Company agreed to pay for Mr. Gupta’s family health benefits until the earlier of the twelve month anniversary of his resignation or his employment with another company. In addition, the Company agreed to continue Mr. Gupta’s a car allowance of $500 per month for twelve months. As part of the agreements, Mr. Gupta agreed to forfeit all of his Company stock options. However, Mr. Gupta retained 250,000 full vested Restricted Stock Units.

The foregoing description is qualified in its entirety by reference to the separation and release agreements, which are filed herewith as Exhibit 10.1.

On February 29, 2008, Steve Purello, age 40, was appointed to serve as President and Chief Executive Officer of the Company. Prior to this appointment, Mr. Purello served as General Manager of the Company’s Career Networks business since January 2005 and in November 2006 Mr. Purello also became responsible for managing the Company’s Rewards and Recognition business. From 2003 until January 2005, Mr. Purello served as General Manager of the Company’s 6FigureJobs subsidiary.

The Company is in the process of negotiating an employment agreement with Mr. Purello. The terms of such agreements have not yet been finalized.

Effective as of February 29, 2008, Jay Markell, age 39, was appointed to serve as Chief Financial Officer of the Company. Prior to his appointment, Mr. Markell had served as Controller of the Company since joining the Company in April 2007. From January 2006 until joining the Company, Mr. Markell served as Controller of Data2Logistics, a privately-held freight payment company. Prior to joining Data2Logistics, from September 2002 until January 2006 Mr. Markell was Controller of psiloQuest a ventured backed start-up CMP pad manufacturing company.

Mr. Markell entered into an employment agreement with the Company effective as of February 15, 2008, the date on which Phil Oreste resigned as Chief Financial Officer. The employment agreement has a one-year term that expires on February 15, 2009 and which automatically renews at the end of the initial or any renewal term for an additional one-year term unless either party provides prior notice of non-renewal. Mr. Markell will earn an annual base salary of not less than U.S. $140,000. In addition, the Company granted Mr. Markell 30,000 Restricted Stock Units that vest upon the consummation of the Company’s proposed merger with Empagio Acquisition LLC.

If Mr. Markell’s employment is terminated by the Company without “cause” or by Mr. Markell for “good reason” (as such terms are defined in the agreement), he will be entitled to a payment from the Company equal to three months’ salary at the rate then in effect.

In the event of a “change of control” (as defined in the employment agreement) during the term of the agreement, any unvested stock options and Restricted Stock Units held by Mr. Markell will become immediately vested and exercisable in full. If following a change of control Mr. Markell is not offered a position of increased responsibility with an increased salary, and Mr. Markell is terminated for any reason other than “cause,” Mr. Markell will receive a payment equal to the greater of (a) the amounts to which he is entitled as described in the preceding paragraph or (b) the remaining salary for the term of the agreement.

Attached as Exhibit 10.2 is a copy of Mr. Markell’s employment agreement with the Company.

Attached hereto as Exhibit 99.1 is a press release issued on March 3, 2008 announcing the resignation of Mr. Gupta and the appointment of Mr. Purello as the Chief Executive Officer and Mr. Markell as the Chief Financial Officer of the Company.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

10.1	Separation and release agreements dated as of February 29, 2008 between Depak Gupta and Workstream Inc.

10.2	Employment Agreement dated as of February 15, 2008 between Jay Markell and Workstream Inc.

99.1	Press release issued by Workstream Inc. on March 3, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORKSTREAM INC.

Dated: March 5, 2008	By:	/s/ Jay Markell
Name: Jay Markell Title: Chief Financial Officer